Exhibit 10.5

ASSET TRANSFER DEED ADDENDUM

BETWEEN

ASIA PACIFIC ENERGY VENTURES PTE. LTD.

AND

PACIFIC ENERGY CONSULTING LIMITED

AND

T20 HOLDINGS PTE. LTD.

ASSET TRANSFER DEED SECOND ADDENDUM dated this 28th day of July, 2022 by and between:

1.	ASIA PACIFIC ENERGY VENTURES PTE. LTD., having its registered office at 10 Anson Road, #13-09 International Plaza, Singapore 079903 (hereinafter referred to as “APEV”); and

2.	PACIFIC ENERGY CONSULTING LIMITED, having its registered office at level 6, MRDC Haus, Corner of Champion Parade & Musgrave Street, Port Moresby, National Capital District, 121, Papua New Guinea (hereinafter referred to as “PEC”); and

3.	T20 HOLDINGS PTE. LTD., having its registered office at 3 Phillip Street #19-01, Royal Group Building, Singapore 048693 (hereinafter referred to as “T20”).

WHEREAS:

A.	T20 entered into an Asset Transfer Deed with APEV and PEC dated 30 June 2022 (the “Deed”) as part of T20’s plans to list on the NASDAQ stock exchange. The Parties subsequently entered into an Addendum to the Deed on 6 July 2022 (the “First Addendum”).

B.	Based on advice from T20’s underwriter for the NASDAQ listing, the amount being raised has been revised thereby impacting the basis upon which T20 will issue the Consideration Shares.

C.	The values of certain Specified Assets must also be adjusted to correct minor errors in the Deed and the First Addendum.

D.	APEV and PEC agree to transfer its legal and beneficial interests in the Specified Assets to T20 pursuant to this Asset Transfer Deed Addendum (this “Addendum”) to give effect to the purpose of this Deed.

IN CONSIDERATION OF THE TERMS AND COVENANTS HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.	PURPOSE OF THIS ADDENDUM

The purpose of this Deed is to revise the number and value of Consideration Shares and correct the values of certain Specified Assets.

2.	ADJUSTMENT TO CONSIDERATION SHARES

In furtherance of the purposes of the Deed, the Parties agree to replace clause 8 of the Deed with the following:

8. CONSIDERATION

In consideration of the transfer of the Specified Assets set out in clause 2 for a cumulative value of Eleven Million Three Hundred and Ninety Thousand Six Hundred and Twenty-Nine US Dollars (US$11,390,629), T20 will issue, and each of APEV and PEC accept, in full and final satisfaction of all obligations of T20 under this Deed, Fifteen Million Eighty-Three Thousand Four Hundred and Ninety-Eight (15,083,498) new ordinary shares in T20 (the “Consideration Shares” and each, a “Consideration Share”) at the issue price of US$0.7551715789 per Consideration Share to the following persons nominated by APEV and PEC in the following proportions:

Snowfields Wealth Management Limited	7,115,077
Seasons Cove Limited	3,300,357
Tanuki Holdings Limited	2,403,212
Fuato Limited	2,264,852

The total consideration for the transfer of the Specified Assets shall be the Asset Sale Amount, and the Asset Sale Amount shall be allotted to the Specified Assets on the basis set out in Schedule 1.

Upon the allotment of the Consideration Shares as contemplated in this clause, APEV and PEC shall be deemed to have obtained a good consideration for the transfer of the Specified Assets.

3.	ADJUSTMENT OF VALUE OF SPECIFIED ASSET

In furtherance of the purposes of the Deed, the Parties agree that the Allocation of the Asset Sale Amount for Twenty20 Energy Systems Pte. Ltd. as set out in Schedule 1(A) related to APEV Assets, shall be revised by replacing the amount of “US$7,451,533” with “$7,240,447.01”.

4.	ACKNOWLEDGEMENT

Save for the specific revisions and allocations set out in this Addendum, the Parties expressly agree that all other parts of the Deed remain unchanged.

EXECUTED AS AN DEED

ASIA PACIFIC ENERGY VENTURES PTE. LTD.	T20 HOLDINGS PTE. LTD.

DIRECTOR	Geoffrey Allan Lawrence (Director)

DIRECTOR / SECRETARY

PACIFIC ENERGY CONSULTING LIMITED

DIRECTOR	James Herbert Schnieders (Director)

DIRECTOR / SECRETARY